Exhibit 10.8

CREDIT AGREEMENT

dated as of

March 23, 2010

among

FRONTIER COMMUNICATIONS CORPORATION

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N. A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

and

CREDIT SUISSE SECURITIES (USA) LLC

as Syndication Agent

$750,000,000

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-ii-

SCHEDULE 1 - Commitments

SCHEDULE 2 - Subsidiary Indebtedness

EXHIBIT A - Form of Assignment and Assumption

EXHIBIT B - Form of Opinion of General Counsel to the Borrower

EXHIBIT C - Form of Opinion of Special New York Counsel to the Borrower

EXHIBIT F-1 - Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Not Partnerships)

EXHIBIT F-2 - Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Partnerships)

EXHIBIT F-3 - Form of Non-Bank Tax Certificate (For Foreign Participants That Are Not Partnerships)

EXHIBIT F-4 - Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships)

-iii-

CREDIT AGREEMENT dated as of March 23, 2010, between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N. A., as Administrative Agent.

WHEREAS, on May 13, 2009, the Borrower (as hereinafter defined), Verizon Communications Inc., a Delaware corporation, and New Communications Holdings Inc., a Delaware Corporation (“Spinco”), entered into that certain Agreement and Plan of Merger, as amended by Amendment No. 1 dated as of July 24, 2009 (the “Merger Agreement”), pursuant to which Spinco will merge (the “Merger”) with and into the Borrower;

WHEREAS, in connection with the Merger, the Borrower has requested that the Lenders (as so defined) extend credit to it in an aggregate principal or face amount not exceeding $750,000,000 (as such amount may be decreased or increased pursuant to the terms of this Agreement) at any one time outstanding;

NOW, THEREFORE, the Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.07(e).

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMorgan Chase Bank, N. A., in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day

(without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.17 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below, based upon the Debt Rating of the Borrower as set forth below:

Pricing Level	Debt Rating of the Borrower (Moody’s/S&P)	Applicable Rate for ABR Loans	Applicable Rate for Eurodollar Loans	Applicable Rate for Commitment Fee
1	≥ Baa3 / BBB-	1.75%	2.75%	0.375%
2	Ba1 / BB+	2.00%	3.00%	0.500%
3	Ba2 / BB	2.25%	3.25%	0.625%
4	≤ Ba3 / BB-	2.75%	3.75%	0.750%

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Asset Exchange” means the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian,

assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Lender or its direct or indirect parent company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Frontier Communications Corporation, a Delaware corporation.

“Borrowing” means (a) all ABR Loans made or converted on the same date or (b) Eurodollar Loans of the same Type that have the same Interest Period.

“Borrowing Approvals” has the meaning assigned to such term in Section 3.01(b).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (i) nominated by the management of the Borrower, nor (ii) appointed by directors so nominated; or (c) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall otherwise directly or indirectly Control the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $750,000,000.

“Commitment Termination Date” means the date that is three years and six calendar months after the Effective Date (or, if there is no numerically corresponding date to the Effective Date in the month that in the sixth month after the three year anniversary of the Effective Date, the last day of such calendar month); provided that if such date is not a Business Day then the “Commitment Termination Date” shall be the immediately preceding Business Day.

“Companies” has the meaning assigned to such term in Section 5.02(a).

“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, the sum of (i) operating income for such period (excluding integration and restructuring costs) plus (ii) to the extent resulting in reductions in such operating income for such period, (a) depreciation and amortization expense for such period, (b) the amount of non-cash charges for such period and (c) fees and expenses in connection with the Merger that are incurred on or prior to the Effective Date in an amount not to exceed $75,000,000 minus (iii) to the extent resulting in increases in such operating income for such period, the non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For any period of calculation, “Consolidated EBITDA” shall be adjusted to give pro forma effect to any Material Transaction, as determined reasonably and in good faith by a Financial Officer, during the period of calculation as if such Material Transaction occurred on the first day of such period of calculation, provided that such pro forma calculations shall only include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission. As used in this definition, “Material Transaction” means any acquisition or disposition outside the ordinary course of business of any property or assets (including, without limitation, the Merger) that (x) constitute assets comprising all or substantially all of an operating unit of a business or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person that are represented by all its outstanding capital stock and (y) involves aggregate consideration in excess of $50,000,000.

“Consolidated Net Worth” means, as at any date of determination, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the Commitment Termination Date, mandatorily redeemable convertible preferred securities, mandatorily convertible Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority equity interests in other persons, as determined on a consolidated basis in conformity with GAAP consistently applied.

“Consolidated Tangible Assets” means, for any Person, total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the rating as determined by either Moody’s or S&P (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 4 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (a) that has failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of Lender’s good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (b) that has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) that has failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, unless such failure is the result of a good faith determination that a condition precedent to funding (specifically identified and supported by facts) has not been satisfied, (d) that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (e) if a Bankruptcy Event has occurred with respect to such Lender (or any holding company parent of such Lender).

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceeding to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any Tax in the nature of the branch profits tax under Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to any Law in effect (including any Law that has been enacted but has a future effective date, such as Sections 1471 through 1474 of the Code and applicable Treasury regulations thereunder or official governmental interpretation thereof) at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a).

“Existing Credit Agreement” means the Credit Agreement dated as of May 18, 2007, among the Borrower, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative agent, as in effect on the date hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the President, Chief Financial Officer, Chief Executive Officer, Vice President—Finance, Executive Vice President, Chief Accounting Officer or Treasurer of such corporation. Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any authorization, consent, order, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means, collectively, each Guarantee executed and delivered pursuant to Section 6.08.

“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries is to directly or indirectly (i) acquire any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquire control of a more than 50% ownership interest in any such Person.

“Increased Commitment Date” has the meaning assigned to such term in Section 2.07(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations), and (j) all Guarantees of such Person in respect of any of the foregoing; provided that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Issuing Bank” means JPMorgan Chase Bank, N. A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means the entities identified as such on the cover of this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption and any “Additional Lender” pursuant to Section 2.07(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Indebtedness as of such day to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such day.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, any Guaranty Agreement and each note issued pursuant to Section 2.08(f).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Regulations” means Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole.

“Material Transaction” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Maximum Priority Amount” shall mean, at any time, the sum of (a) 10% of the value of the consolidated total assets of the Borrower and (b) 20% of the sum of the total consolidated current as-sets and net property, plant and equipment of the Borrower, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet of the Borrower delivered by the Borrower pursuant to Section 4.01(k), 5.02(a) or 5.02(b).

“Merger” has the meaning assigned to such term in the first recital hereto.

“Merger Agreement” has the meaning assigned to such term in the first recital hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means any Person to whom a participation is sold as permitted by clause (d) of Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent, at its principal office in New York, New York as its prime lending rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The prime lending rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below its prime lending rate.

“Principal Subsidiary” means any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than 50% of the aggregate Revolving Credit Exposures at such time or, at any time when there are no Revolving Credit Exposures outstanding, Lenders having Commitments representing more than 50% of the sum of the total Commitments at such time ; provided that the Revolving Credit Exposures and Commitments of any Defaulting Lender shall be disregarded for all purposes of this definition for so long as such Lender is a Defaulting Lender.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Securitization Transaction” means (a) any transfer of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured principally by Liens on accounts receivable. The “amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

“Specified Substance” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Spinco” has the meaning assigned to such term in the first recital hereto.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references in this Agreement to “Subsidiaries” shall be construed as references to Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means the entity identified as such on the cover of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP minus the amount of the cash and cash equivalents of the Borrower and its consolidated Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01 The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The amounts payable at any time hereunder shall be a separate and independent debt of the Borrower to each Lender and each Lender shall be entitled to protect and enforce its rights under this Agreement and the other Loan Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

(b) Type of Loans. Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03 Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Bank to issue, at any time and from time to time during the Availability Period, Letters of Credit for its own account in such form as is acceptable to the Administrative Agent and the Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (A) (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments, and (B) the Issuing Bank shall not have received written notice from the Administrative Agent (at the request of the Required Lenders) at least one Business Day prior to the requested date of issuance, amendment, renewal or extension that one or more of the conditions contained in Section 4.02 shall not be satisfied with respect thereto.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Commitment Termination Date; provided, that a Letter of Credit may provide for the automatic renewal thereof for additional one-year periods (but shall in no event extend beyond the date referred to in clause (ii) above).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations and fund ABR Loans pursuant to this sentence of this clause (e) and the next sentence hereof in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Each such payment shall be deemed to be an ABR Loan by such Lender and shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(f) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. The Borrower’s obligations under this clause (f) shall be satisfied to the extent of the making of ABR Loans under clause (e) above.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 100% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 12:00 noon, New York City time, in the case of a Eurodollar Borrowing, and (ii) 3:00 p.m., New York City time, in the case of an ABR Borrowing, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such

Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower agreed between the Borrower and the Administrative Agent; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to (i) the proposed date of any Eurodollar Borrowing or (ii) in the case of any proposed ABR Borrowing, 3:00 p.m., New York City time, on the proposed date of such ABR Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06 Interest Elections.

(a) Elections by the Borrower. The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Content of Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.07 Termination, Reduction and Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Commitments.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other incurrence of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) Increase of Commitments. The Borrower shall have the right at any time to increase the aggregate Commitments hereunder to the extent that the sum of the aggregate Commitments hereunder (after giving effect to such increase) do not exceed $850,000,000 by adding to this Agreement one or more other lenders, which may include any Lender (each such lender an “Additional Lender”) with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Lender shall undertake a Commitment (if any such Additional Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder) which such Commitment shall be in an amount at least equal to $10,000,000 or a larger multiple of $1,000,000, and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement.

Notwithstanding the foregoing, the increase in the aggregate Commitments hereunder pursuant to this Section 2.07(e) shall not be effective unless:

(i) the Borrower shall have given the Administrative Agent notice of any such increase at least 10 days prior to any such Increased Commitment Date;

(ii) no Default shall have occurred and be continuing on the Increased Commitment Date (both immediately prior to and after giving effect to the increase in Commitments on the Increased Commitment Date);

(iii) no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv) if any Loan or Letter of Credit shall be outstanding, the Borrower shall have borrowed Loans from each of the Additional Lenders on the Increased Commitment Date, and the Additional Lenders shall have made Loans to the Borrower (in the case of Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)) and shall be deemed to have acquired participations in any outstanding Letters of Credit, and (notwithstanding the provisions of Section 2.15 requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) the Borrower in coordination with the Administrative Agent shall have taken such actions, including, if necessary, prepaying Loans held by the other Lenders (together with accrued interest thereon and any amounts owing pursuant to Section 2.13 as a result of such payment) in such amounts as may be necessary so that after giving effect to such Loans, purchases and prepayments the Loans (and Interest Period(s) of Eurodollar Loan(s)) and the LC Exposure shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments (as so increased) and, in that connection, the Issuing Bank shall be deemed to have released any Lenders so deemed to have sold participations in outstanding Letters of Credit on the date of such replacement from such sold participation; and

(v) there shall have been no reduction of the Commitments pursuant to Section 2.07(b) on or prior to any such Increased Commitment Date.

Promptly following any increase of Commitments pursuant to this Section 2.07(e), the Administrative Agent shall provide notice thereof to each of the Lenders. Without limiting the Obligations of the Borrower provided for in this Section 2.07, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.13 that the Borrower would otherwise incur in connection with an increase of the Commitments.

SECTION 2.08 Repayment and Prepayment of Loans; Evidence of Debt.

(a) Repayment and Prepayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent of such selection and payment (i) in the case of payment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such payment or (ii) in the case of payment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of such payment; provided that each simultaneous repayment or prepayment of ABR and Eurodollar Borrowings shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Borrowing or portion thereof to be repaid or prepaid; provided that, if such notice is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial repayment or prepayment of any Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000. Repayments and Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date such Commitment terminates. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Alternate Base Rate.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), in each case by an amount reasonably deemed by such Lender to be material, then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Termination or Assignment. If any Lender shall have delivered a notice or certificate pursuant to paragraph (c) above, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to (i) terminate its Commitment or (ii) transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or a portion of its interest, rights and obligations under this Agreement to another financial institution (which must be reasonably acceptable to the Administrative Agent) which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule, or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder (including under Section 2.13).

SECTION 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurodollar Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for its loss, cost and expense (excluding lost profits) attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or other applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other applicable withholding agent shall make such deductions and (iii) the Borrower or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document and any Other taxes payable by the Administrative Agent, such Lender or the Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax (including backup withholding Tax) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payment under any Loan Document shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as may be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

(ii) Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(I) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or a participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate, in substantially the form of Exhibit F-3, on behalf of such beneficial owner(s) (in lieu of requiring each beneficial owner to provide such certificate); and

(V) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in any applicable withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) Any Lender or Issuing Bank that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Person becomes a party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding.

(V) If a Lender claims it has complied with Sections 1471 through 1474 of the Code, such Lender, if reasonably requested by the Administrative Agent or the Borrower, shall deliver to the Administrative Agent and the Borrower (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with its obligations under Sections 1471 through 1474 of the Code and to determine that such Lender has complied with such applicable reporting requirements.

(f) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential in its reasonable discretion) to the Borrower or any other Person.

SECTION 2.15 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 2:00 pm, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address provided pursuant to Section 9.01, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Section 2.12, Section 2.13, Section 2.14 and Section 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), Section 2.05 or Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, or if any Lender shall withhold its consent to any amendment to this Credit Agreement that requires the consent of all the Lenders or each affected Lender and that has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Notes issued in respect of such Lender’s Loans; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitments and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrower against such Defaulting Lender, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.17(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.17(c), then the fees otherwise payable to the Defaulting Lender pursuant to Section 2.09(b) shall be allocated among the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.17(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(d) but excluding Section 2.16(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01 Organization; Powers; Governmental Approvals.

(a) The Borrower and each Principal Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (A) law, (B) its constituent documents, or (C) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(b) Except for (i) any Governmental Approvals required in connection with any Borrowings (such approvals being “Borrowing Approvals”) and (ii) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

SECTION 3.02 Financial Statements.

(a) The Borrower has furnished to the Lenders, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the financial statements to be furnished pursuant to Section 5.02 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

(b) The pro forma financial statements referred to in Section 4.02(k) have been prepared in accordance with the requirements set forth in Rule 11-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

SECTION 3.03 No Material Adverse Change. Since the date of the Borrower’s most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, furnished to the Lenders pursuant to Section 4.01(k), there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that the consummation of an Asset Exchange shall not constitute such a material adverse change).

SECTION 3.04 Titles to Properties; Possession under Leases.

(a) To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

(b) Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

SECTION 3.05 Ownership of Subsidiaries. The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 6.01), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

SECTION 3.06 Litigation; Compliance with Laws.

(a) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (i) challenges the validity of this Agreement or any other Loan Document, (ii) may reasonably be expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (iii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, may reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

(c) Except as set forth in or contemplated by the financial statements or other reports referred to in Section 3.02 and which have been delivered to the Lenders on or prior to the date hereof, (i)

the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (iii) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (iv) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (v) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

SECTION 3.07 Agreements.

(a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.08 Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 3.09 Investment Company Act. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10 Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes, including working capital and support of commercial paper issuances and Securitization Transactions permitted hereunder as well as one or more acquisitions or Asset Exchanges; provided that no such proceeds shall be used (i) to make any Restricted Payment or (ii) directly or indirectly in connection with any Hostile Acquisition.

SECTION 3.11 Tax Returns. Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and local and non-U.S. tax returns required to have been filed by it and has paid or caused to be paid all taxes (whether or not shown in such tax returns) and satisfied all of its withholding tax obligations, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves in accordance with GAAP and (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12 No Material Misstatements. No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other

Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

SECTION 3.13 Employee Benefit Plans.

(a) Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(b) No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the Code and no failure to satisfy the minimum funding standard under Section 412 of the Code has occurred, whether or not waived, with respect to any Plan, except for any such deficiency or failure that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(c) No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(d) Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

SECTION 3.14 Insurance. Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of General Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hilary E. Glassman, Esq., General Counsel to the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion of Special New York Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cravath, Swaine & Moore LLP, special New York Counsel to the Borrower, substantially in the form of Exhibit C, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d) The Merger. The Merger shall have been consummated simultaneously or substantially concurrent with the occurrence of the Effective Date under this Agreement in accordance with the Merger Agreement, and no provision of the Merger Agreement shall have been amended, waived or otherwise modified in any manner materially adverse to the Lenders.

(e) Legal Matters. All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Administrative Agent and the Lenders.

(f) Corporate Documents. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions.

(g) Officer’s Certificate. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming that as of the Effective Date (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct in all material respects and (ii) no Default shall have occurred and be continuing.

(h) Fees. The Administrative Agent and the Lenders shall have received payment of all fees as the Borrower shall have agreed to pay to the Administrative Agent or any Lender in connection herewith, including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, special New York counsel to JPMorgan Chase Bank, N.A., in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

(i) Termination of Existing Credit Agreement. The Administrative Agent shall have received evidence that the principal of and interest on the loans under, and all other amounts owing under or in respect of, the Existing Credit Agreement shall have been (or shall simultaneously be) paid in full and all commitments to extend credit thereunder of any lender thereunder shall have been terminated, in each case in a manner reasonably satisfactory to the Administrative Agent.

(j) Necessary Consents and Approvals. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that all material consents, licenses, permits and governmental and third-party consents and approvals required for the due execution, delivery and performance by the Borrower of this Agreement have been obtained and remain in full force and effect.

(k) Financial Statements. The Lenders and the Administrative Agent shall have received (i) audited consolidated financial statements of (x) the Borrower and (y) Spinco for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statement of (x) the Borrower and (y) Spinco for each quarterly period ended subsequent to the date of the latest financial statement delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Effective Date and (iii) pro forma financial statements of the Borrower giving effect to the Merger for the most recent fiscal year referred to in clause (i) of this paragraph and, to the extent available to the Borrower, the most recent interim period referred to in clause (ii) of this paragraph.

(l) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested at least five Business Days prior to the Effective Date.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on September 30, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make any Loan, including any Loans on the date hereof, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents (except Section 3.03 and 3.06(a) in the case of a conversion of a Loan from one Type to another or the continuation of a Loan with a new Interest Period that does not increase the principal amount thereof or the amendment of a Letter of Credit that does not increase the face amount thereof) shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan (or any portion thereof), or any other expenses or amounts payable hereunder, shall be unpaid, or any Letter of Credit shall remain outstanding, the Borrower will:

SECTION 5.01 Existence; Businesses and Properties.

(a) Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

(b) continue to own all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

(c) comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including all Environmental Laws;

(d) pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all Taxes imposed upon it or upon its property, and (ii) all claims (including claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

(e) keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

(f) continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from an Asset Exchange; and

(g) maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 6.02, 6.03 or 6.04.

SECTION 5.02 Financial Statements, Reports, Etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 110 days after the end of each fiscal year, consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries (the Borrower and its Subsidiaries being collectively referred to as the “Companies”) as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied;

(b) within 65 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending on or prior to the Effective Date for which financial statements have not been delivered pursuant to Section 4.01(k), consolidated balance sheets and related statements of income and cash flows of the Companies as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes and normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.02, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (including with respect to any pro forma effect given to a Material Transaction) demonstrating compliance with Section 6.07 as of the last day of the most recent fiscal quarter covered by such financial statements;

(d) promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K’s (to the extent that such Form 8-K’s disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange;

(e) promptly after (i) the occurrence thereof, notice of any ERISA Termination Event or “prohibited transaction”, as such term is defined in Section 4975 of the Code, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, and (ii) actual knowledge thereof, copies of any notice of PBGC’s intention to terminate or to have a trustee appointed to administer any Plan; and

(f) promptly, from time to time, such other information, regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.02(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any successor thereto)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto at www.czn.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.02(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following upon any Financial Officer of the Borrower becoming aware thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be anticipated to result in a Material Adverse Effect; and

(c) any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

SECTION 5.04 Maintaining Records. Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided that if the Borrower shall so require, a single representative shall be appointed by Lenders holding at least 50% of the aggregate outstanding principal balance of the Loans to exercise the rights granted to the Lenders under this Section 5.04; provided further that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing, upon reasonable notice, at any time during normal business hours (without appointment of a single representative by the Lenders).

SECTION 5.05 Use of Proceeds. Use the proceeds of the Loans only for general corporate purposes, including working capital and support of commercial paper issuances and Securitization Transactions permitted hereunder as well as one or more acquisitions or Asset Exchanges; provided that no such proceeds shall be used (i) to make any Restricted Payment, or (ii) directly or indirectly in connection with any Hostile Acquisition.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender, the Issuing Bank and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan (or any portion thereof), or any other expenses or amounts payable hereunder, shall be unpaid or any Letter of Credit shall remain outstanding, it will not:

SECTION 6.01 Liens; Restrictions on Sales of Receivables. Create, incur, assume, or suffer to exist, or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower’s past practice), other than: (a) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (b) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (c) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (i) solely for the purpose of financing the acquisition, construction or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved or (ii) to refinance, refund, renew or extend any Indebtedness described in subclause (i) that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended; (d) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 6.04) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (e) Liens for taxes, assessments and governmental charges or levies, which are not yet due or are which are being contested in good faith by appropriate proceedings; (f) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $25,000,000; (g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (h) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (i) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (j) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (k) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (l) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (m) other Liens securing Indebtedness in an aggregate principal amount, when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 6.08(iii), not to exceed $200,000,000 at any one time outstanding; provided that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (m)) on its assets so long as (i) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (ii) at the time of any incurrence of Indebtedness secured by

Liens in reliance on this proviso, the aggregate principal amount of all such Indebtedness incurred in reliance on this proviso (including the Obligations), when aggregated, without duplication, with the amount of Indebtedness of Subsidiaries outstanding pursuant to Section 6.08 (other than clauses (i) through (iv) of Section 6.08), shall not exceed the Maximum Priority Amount at such time.

SECTION 6.02 Ownership of the Principal Subsidiaries. Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary or (b) in connection with an Asset Exchange; provided that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.03 Asset Sales. Except in connection with an Asset Exchange, sell or permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the Commitment Termination Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity or indebtedness incurred to refinance indebtedness outstanding as of the date hereof).

SECTION 6.04 Mergers. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 6.03, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

SECTION 6.05 Restrictions on Dividends.

(a) Enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

(b) In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

SECTION 6.06 Transactions with Affiliates. Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (or permit any of its Subsidiaries to do any of the foregoing), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) as otherwise may be required by any Federal or state Governmental Authority, (iii) so long as such transactions are not materially disadvantageous to the Borrower or (iv) so long as such transactions are solely among the Borrower and one or more of its Subsidiaries.

SECTION 6.07 Financial Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than 4.5 to 1.0.

SECTION 6.08 Subsidiary Indebtedness. Permit any Subsidiary to enter into, directly or indirectly, issue, incur, assume or Guarantee any Indebtedness unless (a) the Obligations are Guaranteed by such Subsidiary on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (b) at the time of any incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness of Subsidiaries (including any Guarantee of the Obligations but excluding Indebtedness permitted by clauses (i) through (iv) below), when aggregated with the principal amount of Indebtedness secured by Liens in reliance on the final proviso to Section 6.01, shall not exceed the Maximum Priority Amount at such time, except (i) Indebtedness in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (ii) any Indebtedness in effect as of the Effective Date that is listed on Schedule 2 (and any refinancing, refunding, renewal or extension of such Indebtedness that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (iii) additional Indebtedness, when aggregated, without duplication, with the principal amount of Indebtedness secured by Liens in reliance on Section 6.01(m), not to exceed $200,000,000 at any one time outstanding and (iv) Indebtedness of a Subsidiary to the Borrower or another Subsidiary.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f) or Section 5.05 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) the Borrower obtaining knowledge thereof and (ii) the date that notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

(f) the Borrower or any Principal Subsidiary shall fail to make any payment of any amount in respect of Indebtedness in an aggregate principal amount of $50,000,000 or more, when and as the same shall become due and payable after giving effect to any applicable grace periods;

(g) any breach by the Borrower or any of its Principal Subsidiaries of any agreement or instrument relating to Indebtedness occurs that results in any Indebtedness of any one or more of the Borrower and its Principal Subsidiaries in an aggregate principal amount exceeding $50,000,000 becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case after giving effect to any applicable grace period; or, as a result of any such breach, any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or any Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this clause (g) shall not apply to any Indebtedness that becomes due as a result of a voluntary redemption or repayment of such Indebtedness effected in accordance with the terms of the agreement governing such Indebtedness and which is not prohibited by this Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Principal Subsidiaries or its debts, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Principal Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(k) a Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; or

(l) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower cash collaterize the LC Exposure pursuant to Section 2.04(k); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the Borrower shall automatically be required to provide such cash collateral, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

AGENCY

SECTION 8.01 Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except with respect to a successor Administrative Agent.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and which shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.14, each Lender (including any Issuing Bank for purposes of this paragraph) shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.02 Bookrunners, Etc.. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices Generally. Except as provided in paragraph (b) below, all notices, requests, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i) if to the Borrower, to it at Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Treasurer (Telecopier No. 203-614-4602; Telephone No. 203-614-5708; Electronic Mail: david.whitehouse@frontiercorp.com), with a copy to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of General Counsel (Telecopier No. 203-614-4651; Telephone No. 203-614-5600; Electronic Mail: hilary.glassman@frontiercorp.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N. A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Sofia Basraoui (Telecopier No. 713-750-2878; Telephone No. 713-750-3609; Electronic Mail: sofia.x.basraoui@jpmorgan.com);

(iii) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to JPMorgan Chase Bank, N. A., 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610, Attention of Letter of Credit Department (Telecopier No. 813-432-5162; Telephone No. 813-432-6339; Electronic Mail: James.Alonzo@jpmchase.com); and

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby (other than to extend the Commitment Termination Date applicable to the Loans and Commitments of consenting Lenders and to compensate such Lenders for consenting to such extension; provided that (x) no amendment permitted by this parenthetical shall reduce the amount of or defer any payment of principal, interest or fees to non-extending Lenders or otherwise adversely affect the rights of non-extending Lenders under this Agreement and (y) the opportunity to agree to such extension and receive such compensation shall be offered on equal terms to all the Lenders), without the written consent of each Lender, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder (including pursuant to Section 2.17) without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel selected by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Administrative Agent, the Issuing Bank and the Lenders, in each case, selected by the Administrative Agent) (A) in connection with any amendments, modifications or waivers of the provisions of this Agreement or of the other Loan Documents or (B) in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, the Syndication Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Indemnitees, in each case, selected by the Administrative Agent (plus one additional counsel in the event of a conflict)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several obligations.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Issuing Bank, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required except in the case of an assignment by a Lender to an Affiliate of such Lender; and

(C) the consent of the Issuing Bank shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.13 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 2.12, 2.14 and 9.08 (subject to the requirements, including the requirements described in Section 2.14(e), and limitations thereof) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 and Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (and, in the case of any non-ordinary course disclosure under this clause (b), the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

LENDERS

JPMORGAN CHASE BANK, N.A.

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Managing Director

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

BANK OF AMERICA, N.A.

By:	/s/ Prayes Majmudar
	Name:	Prayes Majmudar
	Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Doug Bernegger
	Name:	Doug Bernegger
	Title:	Director

CITIBANK, N.A.

By:	/s/ Laura Neenam
	Name:	Laura Neenam
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Andreas Neumeier
	Name:	Andreas Neumeier
	Title:	Managing Director

By:	/s/ Yvonna Tilden
	Name:	Yvonna Tilden
	Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli
	Title:	Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese A. Clarke
	Name:	Sherrese A. Clarke
	Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Alex Daw
	Name:	Alex Daw
	Title:	Vice President

SCHEDULE 1

Commitments

Name of Lender	Commitment ($)

JPMorgan Chase Bank, N.A.	$109,756,097.59
Credit Suisse AG, Cayman Islands Branch	$91,463,414.63
Bank of America, N.A.	$91,463,414.63
Barclays Bank PLC	$91,463,414.63
Citibank, N.A.	$91,463,414.63
Deutsche Bank AG New York Branch	$91,463,414.63
Morgan Stanley Senior Funding, Inc.	$41,463,414.63
Morgan Stanley Bank, N.A.	$50,000,000.00
The Royal Bank of Scotland PLC	$91,463,414.63

Total	$750,000,000.00

SCHEDULE 1 TO CREDIT AGREEMENT

SCHEDULE 2

Subsidiary Indebtedness

As of December 31, 2009

Frontier Indebtedness
Citizens Rural Company Rural
FFB 5.823% due June 30, 2010	3,434,842
FFB 6.052% due Jan. 3, 2028	3,526,118
FFB 6.206% due Jan. 3, 2028	6,836,072

Ogden Telephone
FFB 5.999% due Jan. 3, 2012	533,780
FFB 5.999% due Jan. 3, 2012	506,433
FFB 6.100% due Dec. 31, 2013	209,835
FFB 6.179% due Dec. 31, 2015	553,507

Citizens Telecommunications Company of Oregon
8.05% Senior Notes due Dec. 1, 2012	8,000,000

Navajo Communications Company
8.05% Senior Notes due Dec. 1, 2013	15,000,000

Citizens Telecommunications Company of Nevada
8.05% Senior Notes due Dec. 1, 2014	13,000,000

Total Frontier Subsidiary Indebtedness	51,600,587

Spinco Assumed Indebtedness
Verizon North Inc.
6.73% Debentures, Series G, due Feb. 15, 2028	200,000,000

Verizon West Virginia Inc.
8.40% Debentures due Oct. 15, 2029	50,000,000

Miscellaneous Capitalized Leases	5,000,000

Total Assumed Spinco Subsidiary Indebtedness	255,000,000

Total Subsidiary Indebtedness	306,600,587

SCHEDULE 2 TO CREDIT AGREEMENT

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

ASSIGNMENT AND ASSUMPTION

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate Affiliate of [identify Lender]

3. Borrower:

4. Administrative Agent:	JPMorgan Chase Bank, N. A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of March 23, 2010 between Frontier Communications Corporation, the Lenders party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent for the Lenders

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/Loans[9]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%
[7.	Trade Date: ][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNMENT AND ASSUMPTION

Effective Date:                                , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

ASSIGNMENT AND ASSUMPTION

[Consented to and][13] Accepted:
JPMORGAN CHASE BANK, N. A., as Administrative Agent

By:
Title:

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section     (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section     (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.02 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

EXHIBIT B

[Form of Opinion of General Counsel to the Borrower]

[            ], 2010

To JPMorgan Chase Bank, N. A.,

as Administrative Agent, and the Lenders party

to the Credit Agreement referred to below

Ladies and Gentlemen:

I am the General Counsel of Frontier Communications Corporation, a Delaware corporation (the “Borrower”), and have acted as counsel in connection with the Credit Agreement dated as of March 23, 2010 (the “Credit Agreement”), among the Borrower, the financial institutions referred to as “Lenders” in the Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, N. A., as administrative agent for the Lenders (the “Administrative Agent”). This opinion is being delivered to you pursuant to Section 4.01(b) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In that connection, I have examined, caused the examination of, or am otherwise familiar with, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including:

(i) the Credit Agreement;

(ii) the Restated Certificate of Incorporation of the Borrower, as amended;

(iii) the By-laws of the Borrower; and

(iv) resolutions adopted by the Board of Directors of the Borrower on February 17, 2010.

I have also relied, with respect to certain factual matters, on the representations and warranties of the Borrower contained in the Credit Agreement and have assumed compliance by the Borrower with the terms of the Credit Agreement.

In rendering my opinion, I have assumed (a) the due authorization, execution and delivery of the Credit Agreement by all parties thereto other than the Borrower and (b) that each party to the Credit Agreement (other than the Borrower) has the full power, authority and legal right to enter into and perform its obligations under the Credit Agreement. Wherever the phrases “to my knowledge” or “known to me” are used in this opinion they refer to my actual knowledge and the actual knowledge of the attorneys employed by the Borrower who work under my supervision and who were involved in the representation of the Borrower in connection with the transactions contemplated by the Credit Agreement.

Based on the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion as follows:

1. The Borrower (a) is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect.

2. The execution and delivery by the Borrower of the Credit Agreement and the performance of its obligations thereunder and under any notes requested pursuant to Section 2.08(f) thereof (the “Notes”), will not (a) violate any provision of law, statute, rule or regulation that I have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or its Subsidiaries or to transactions of the type contemplated by the Credit Agreement (including the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder), (b) violate the Restated Certificate of Incorporation, as amended, or the By-Laws of the Borrower, (c) violate, to my knowledge, any order of any court or of any other agent of government binding upon the Borrower, (d) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under (i) any agreement or other instrument binding on the Borrower or by which the Borrower or any of its properties or assets are or may be bound that was filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Borrower with the Securities and Exchange Commission or (ii) any agreement or other instrument evidencing indebtedness for borrowed money of the Borrower (collectively, the “Material Agreements”) and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower. In connection with the foregoing, I point out that certain of the Material Agreements are or may be governed by laws other than the laws of the State of New York. For purposes of the opinion expressed in this paragraph, my opinion is based solely upon my understanding, or the understanding of lawyers working under my supervision, of the plain language of such Material Agreements, and I do not express any opinion as to the validity, binding nature or enforceability of any such Material Agreement, and I do not assume any responsibility with respect to the effect on my opinion of any interpretation thereof inconsistent with such understanding. My opinion also does not extend to compliance by the Borrower with any financial ratio or limitation in any Material Agreement expressed as a dollar amount (or an amount expressed in another currency).

3. No authorization, approval or other action by, and no notice to, consent of, order of or filing with, the Federal Communications Commission or any other United States federal or state governmental authority that I have, in the exercise of customary professional diligence, recognized as having authority over the Borrower and its Subsidiaries is required to be made or obtained by the Borrower or its Subsidiaries in connection with the execution delivery and performance by the Borrower of the Credit Agreement, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency translations as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a Material Adverse Effect or an adverse effect on the validity, binding effect or enforceability of the Credit Agreement or any other Loan Document and (iii) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

4. There is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the best of my knowledge, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official which (i) challenges the validity of the Credit Agreement or (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or its Quarterly Report on Form 10-Q for the quarter ended [            ], 2010 may be reasonably expected to have a Material Adverse Effect.

5. The Borrower is not an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940, as amended.

I express no opinion as to the status of the obligations of the Borrower under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws.

I am admitted to practice only in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is rendered only to the Administrative Agent and the Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions. I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns of any Lender and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose; provided that this opinion may be circulated or quoted as required under applicable law or regulation (including pursuant to any applicable judicial or governmental order) and to your actual or prospective successors and assigns.

Very truly yours,

Hilary E. Glassman

Senior Vice President

General Counsel and Secretary

EXHIBIT C

[Form of Opinion of Special New York Counsel to the Borrower]

[            ], 2010

Frontier Communications Corporation

Credit Agreement dated as of [            ], 2010

Ladies and Gentlemen:

We have acted as special New York counsel to Frontier Communications Corporation, a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of [            ], 2010 (the “Credit Agreement”), among the Borrower, the lending institutions party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). This opinion is being delivered to you pursuant to Section 4.01(c) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(i)	the Credit Agreement,

(ii)	the Restated Certificate of Incorporation of the Borrower,

(iii)	the By-laws of the Borrower, and

(iv)	resolutions adopted by the Board of Directors of the Borrower on [ ], 2010.

We have also relied, with respect to certain factual matters, on the representations and warranties of the Borrower contained in the Credit Agreement and have assumed compliance by the Borrower with the terms of the Credit Agreement.

In rendering our opinion, we have assumed (a) the genuineness of all signatures, (b) that each party to the Credit Agreement other than the Borrower has all necessary power, authority and legal right to execute and deliver the Credit Agreement and to perform its obligations thereunder and that the Credit Agreement is a legal, valid and binding obligation of each party thereto other than the Borrower, (c) the due authorization, execution and delivery of the Credit Agreement by all parties thereto other than the Borrower, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as copies and (f) that insofar as any obligation under the Credit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:

1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware. The Borrower has all necessary corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder.

2. (a) The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Borrower.

(b) The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations thereunder do not violate any law, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware.

3. The Credit Agreement has been duly executed and delivered by the Borrower. The Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. The foregoing opinion is subject to the following qualifications: (i) insofar as provisions contained in the Credit Agreement provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iii) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the Credit Agreement may be sought that limit the rates of interest legally chargeable or collectible.

4. Assuming that the Borrower complies with the provisions of the Credit Agreement relating to the use of proceeds of the Loans, the making of the Loans under the Credit Agreement on the date hereof does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

We express no opinion herein as to any provision in the Credit Agreement that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Credit Agreement (such as the provision found in Section 9.09(b) of the Credit Agreement), (b) contains a waiver of an inconvenient forum (such as the provision found in Section 9.09(c) of the Credit Agreement), (c) relates to a right of setoff in respect of purchases of interests in loans (such as the provision found in Section 2.15(d) of the Credit Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 9.08 of the Credit Agreement), (d) provides for liquidated damages or penalty interest, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 9.10 of the Credit Agreement) or (f) relates to any arrangement or similar fee payable to any arranger (including the Arrangers and the Administrative Agent) of the commitments or loans under the Credit Agreement or any fee not set forth in the Credit Agreement. We also express no opinion as to (i) the enforceability of the provisions of the Credit Agreement to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Credit Agreement or (iii) compliance with, or the application or effect of, Federal or state securities laws or regulations or any laws or regulations relating to the ownership or operation of communications (whether cellular, wireless, broadband, radio or otherwise) licenses, assets or systems or the provision of communications products or services to which the Borrower or any of its Subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, the Federal Communications Commission or any other governmental authority, pursuant to any such laws or regulations.

We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Borrower under the Credit Agreement, and we express no opinion thereon.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

This opinion is rendered only to the Administrative Agent and the Lenders party to the Credit Agreement on the date hereof and is solely for their benefit in connection with the above transactions. In addition, we hereby consent to reliance on this opinion by a permitted assignee of a Lender’s interest in the Credit Agreement, provided that such permitted assignee becomes a Lender on or prior to the 30th day after the date of this opinion. We are opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assignees and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on our part to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

and the Lenders

In care of:

JPMorgan Chase Bank, N.A.

    270 Park Avenue

        New York, NY 10017

EXHIBIT F-1

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of March 23, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N. A., as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:                                         , 20[    ]

EXHIBIT F-2

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of March 23, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N. A., as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:                                         , 20[    ]

EXHIBIT F-3

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of March 23, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N. A., as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:                                         , 20[    ]

EXHIBIT F-4

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of March 23, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N. A., as Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:                                         , 20[    ]